Exhibit 99.1

Edison Nation, Inc. Provides Fourth Quarter and Full Year 2018 Financial Results; Provides Corporate Update

Pro Forma Revenue for 2018, Inclusive of Acquisitions of Cloud B and Edison Nation LLC, was Approximately $21.0 Million

PHILLIPSBURG, N.J., April 17, 2019 - Edison Nation, Inc. (Nasdaq: EDNT), a full-service product development and marketing company, today reported its financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was an exciting building year for Edison Nation,” said Chris Ferguson, Chairman and Chief Executive Officer of Edison Nation. “In addition to becoming a public company, we have created a vertically integrated, end-to-end consumer product development and omni-channel marketing platform to launch innovative products to market in a rapidly changing consumer environment.”

“Coupling our innovative inventor platform and crowdsourcing initiatives, we brought exciting new products to market including the Goodie Gusher, 911 Help Now, and MasterSous, all of which have experienced a tremendous acceptance. Our innovative product design platform receives on average 15 to 20 new product design submissions per day and leverages crowdsourcing, turnkey manufacturing and distribution to bring products to market at a rapid pace. More than 100,000 submissions across more than 175 countries have provided a deep database background against which we can quickly qualify the prospect of likely commercial success.”

“I am incredibly proud of our team’s work in 2018 and look forward to what is shaping up to be an exciting 2019, both operationally and financially. I believe that we are well positioned to create significant value for our shareholders over the long-term,” concluded Ferguson.

Fourth Quarter 2018 Financial Highlights:

•	Pro-forma revenue in the fourth quarter of 2018 was approximately $7.7 million, inclusive of the Cloud b and Edison Nation LLC acquisitions which occurred in 2018, compared to $12.0 million in 2017. GAAP revenue results included only two months of Cloud b that was acquired in October 2018 and Edison Nation LLC which was acquired in September 2018.
•	GAAP revenue in the fourth quarter of 2018 was $3.7 million, compared to $3.4 million in the fourth quarter of 2017, an increase of 10.5%.

Full Year 2018 Financial Highlights:

•	Proforma revenue in 2018 was $21.0 million, inclusive of the Cloud b and Edison Nation acquisitions which occurred in 2018, compared to $24.4 million in 2017, a decrease of 14%. GAAP revenue results included only two months of Cloud b that was acquired in October 2018 and Edison Nation LLC which was acquired in September 2018.
•	GAAP revenue in 2018 was $16.5 million, compared to $15.0 million in the full year of 2017, an increase of 10.3%.

Recent Operational Highlights:

•	Acquired Cloud b, Inc., the world’s leading manufacturer of products and accessories that help parents and children sleep better, whose products are distributed in over 100 countries worldwide. The acquisition was immediately accretive to Edison Nation. Since the acquisition, the Company has launched two additional innovative products in the Toy and Infant-Sleep categories under the Cloud b brand.

•	Conducted the Company’s first micro-brand crowdfunding campaign on Kickstarter for MasterSous: The 8-in-1 Smart Cooker. The Kickstarter campaign launched in October of 2018 exceeded the company’s targeted goal by more than 400% and has presold approximately 800 units.

•	Launched the “911 Help Now” pendant in March of 2019, in conjunction with a strategic sales and marketing partnership with Stealth Technologies, which had $800,000 in initial purchase orders from Audio America, a leading consumer electronics distributor.

•	Expanded sale of Goodie Gusher party product line into North America’s retailers, growing its presence to approximately 640 retail store locations across the United States and Canada.

•	Successfully entered eyewear market in January 2019 with Smarter Specs, the first patented glasses with concave lenses, enabling consumers to wear the glasses higher up on the nose bridge, allowing them to look over the glasses without having to tilt their head down, easing neck strain.

•	Announced that Edison Nation is relaunching the Emmy award-winning TV show, "Everyday Edisons." Everyday Edisons is an inspirational reality TV series produced under license by Edison Nation, which chronicles the stories of first-time inventors as they launch their unique products into the marketplace in conjunction with the Edison Nation product development platform.

Fourth Quarter and Full Year 2018 Financial Results

Revenue in the fourth quarter of 2018 increased 10.5% to $3.7 million, compared to $3.4 million in the fourth quarter of 2017. Revenue in 2018 increased 10.3% to $16.5 million, compared to $15.0 million in 2017. The increase in revenue was primarily due to the addition of new products and customers in the consumer products segment.

Pro forma revenue for 2018 was $21.0 million, which includes revenue from Cloud B and Edison Nation LLC, for the full year of 2018.

Gross profit increased 135.7% to $1.4 million in the fourth quarter of 2018, compared to $0.6 million in the fourth quarter of 2017. Gross profit increased 28.8% to $5.1 million in 2018, compared to $3.9 million in 2017.

Gross profit margin was 37.6% in the fourth quarter of 2018, compared to 17.6% in the fourth quarter of 2017. Gross profit margin was 30.8% in 2018 compared to 26.4% in the year prior. The increase is primarily a result of the increase in licensing and service revenues.

Operating expenses were $3.4 million in the fourth quarter of 2018, compared to $0.4 million in the fourth quarter of 2017. Operating expenses in 2018 were $9.7 million compared to $2.4 million in 2017. The increase was primarily attributable to $4.2 million in non-cash expense that was primarily stock-based compensation and pubic company expense. The company, having concluded the acquisition of Cloud b and Edison Nation in 2018 anticipates a reduction in expenses due to integration of the acquisitions.

Net loss totaled $1.4 million, or ($0.17) per basic and diluted share in the fourth quarter of 2018, compared to net income of $0.1 million, or $0.03 per basic and diluted share in the fourth quarter of 2017. Net loss in 2018 totaled $5.3 million, or ($1.28) per basic and diluted share, compared to net income of $1.5 million, or $0.51 per basic and diluted share in 2017. The increase in net loss is primarily attributable to $4.2 in non-cash expenses.

Adjusted EBITDA, a non-GAAP measure, totaled ($0.5) million in the fourth quarter of 2018, compared to a ($0.0) million adjusted EBITDA loss in the fourth quarter of 2017. Adjusted EBITDA in 2018 totaled $0.1 million, compared to $1.6 million in 2017. The company, having concluded the acquisition of Cloud b and Edison Nation LLC in 2018, anticipates a reduction in expenses due to integration of the acquisitions. See below under the heading, “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Cash and cash equivalents at December 31, 2018 totaled $2.1 million, as compared to $2.1 million at September 30, 2018. The Company believes it currently has sufficient funds to meet its working capital, debt service and capital expenditure requirements for at least the next 12 months.

Further details about Edison Nation’s results in the fourth quarter and full year ended December 31, 2018 are available on Form 10-K, accessible in the investor relations section of the Company’s website at www.edisonnation.com and through the U.S. Securities and Exchange Commission’s website.

Edison Nation’s Crowdfunding Approach

Edison Nation’s Crowdfunding tool was introduced to allow anyone to submit their best ideas for new products. Investors submit their ideas through the Edison Nation online platform www.edisonnation.com. Successful crowdfunding campaigns help position products to be commercialized because they create a market as the products are being developed. These products will be commercialized directly by Edison Nation, or through traditional licensing agreements.

Edison Nation’s proprietary platform ensures privacy of intellectual property and streamlines communication and negotiations with innovators. Edison Nation has received hundreds of thousands of product ideas from inventors in over 175 countries, and for over 10 years, has been and continues to be the trusted destination for innovators, partners and consumers alike and the trusted partner for inventors who have an idea and don’t want to start a company with that idea.

About Edison Nation, Inc.

Edison Nation, Inc. (NASDAQ: EDNT) is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation's model is to provide a risk-mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Edison Nation management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance; (b) for planning and forecasting in future periods; and (c) in communications with the Company’s Board of Directors concerning Edison Nation’s financial performance. The Company’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing the Company’s products in global markets, competition in the market for consumer products and inability to raise capital to fund operations and service the Company’s debt.  Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
EDNT@mzgroup.us

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$2,052,731	$557,268
Accounts receivable, net	1,877,351	1,430,236
Inventory	923,707	240,061
Prepaid expenses and other current assets	611,695	41,461
Due from related party	-	834,897
Total current assets	5,465,484	3,103,923
Property and equipment, net	998,863	966,904
Intangible assets, net	12,687,731	-
Goodwill	9,736,510	-
Total assets	$28,888,588	$4,070,827

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$5,519,159	$1,135,039
Accrued expenses and other current liabilities	1,135,551	80,964
Deferred revenues	175,956	-
Income tax payable	129,511	56,745
Line of credit, net of debt issuance costs of $30,000	531,804	-
Current portion of long-term debt	313,572	-
Current portion of long-term debt – related parties	932,701	225,553
Due to related party	140,682	-
Total current liabilities	8,878,936	1,498,301
Contingent consideration	520,000	-
Long-term senior convertible debt – related parties, net of debt discount of $466,667 related to the conversion feature	961,494	-
Long-term debt, net of current portion	56,688	2,770,947
Long-term debt – related parties, net of current portion	2,531,490	-
Deferred tax liability	341	34,209
Total liabilities	$12,948,949	$4,303,457
Commitments and contingencies (Note 10)

Stockholders' equity (deficit)
Common stock, $0.001 par value, 250,000,000 shares authorized; 5,654,830 and 3,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	$5,655	$3,000
Additional paid-in-capital	20,548,164	-
Accumulated deficit	(5,565,756)	(235,630)
Total stockholders’ equity (deficit) attributable to Edison Nation, Inc.	14,988,063	(232,630)
Noncontrolling interests	951,576	-
Total stockholders’ equity	15,939,639	(232,630)
Total liabilities and stockholders’ equity (deficit)	$28,888,588	$4,070,827

At December 31, 2018, we had total current assets of $5,465,484 and current liabilities of $8,878,936 resulting in negative working capital of $3,413,452, of which approximately $3,800,000 related to unsecured trade payables assumed in our Cloud B acquisition. In February 2019, our consolidating subsidiary, CBAV1, LLC, foreclosed on its promissory note it held that was secured by Cloud B, Inc.’s assets making any payments of the Cloud B trade payables unlikely. At December 31, 2018, we had total assets of $28,888,588 and total liabilities of $12,948,949 resulting in stockholders’ equity of $15,939,639.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Years Ended December 31,
	2018	2017

Revenues, net	$16,502,209	$14,960,450
Cost of revenues	11,425,619	11,017,625
Gross profit	5,076,590	3,942,825

Operating expenses:
Selling, general and administrative	9,718,286	2,379,104
Operating (loss) income	(4,641,696)	1,563,721

Other (expense) income:
Rental income	102,815	102,815
Interest (expense) income	(501,221)	-
Total other (expense) income	(398,406)	106,815
(Loss) income before income taxes	(5,040,102)	1,666,536
Income tax expense	303,915	133,105
Net (loss) income	$(5,344,017)	$1,533,431
Net (loss) income attributable to noncontrolling interests	(13,891)	-
Net (loss) income attributable to Edison Nation, Inc.	(5,330,126)	1,533,431
Net (loss) income per share - basic and diluted	$(1.28)	$0.51
Weighted average number of common shares outstanding – basic and diluted	4,157,054	3,000,000

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	For the Years Ended December 31,
	2018	2017
Net (loss) income	$(5,330,126)	$1,428,381

Interest expense, net	501,221	(3,671)
Income tax expense	303,915	64,655
Depreciation and amortization	487,878	152,990
EBITDA	(4,050,990)	1,642,355
Stock-based compensation	2,025,994	-
Other noncash stock-based charges	1,222,172	-
Restructuring and severance costs	148,167	-
Transaction and acquisition costs	689,103	-
Other non-recurring costs	62,686	-
Adjusted EBITDA	$97,132	$1,642,355